Exhibit 99.01

September 13, 2004

To our employee owners and stockholders:

Today, we filed a Form 8-K with the SEC disclosing errors in our accounting for income taxes in Fiscal Year 2003 that will necessitate the restatement of our financial statements.  The errors resulted in the Company reporting lower net income than it actually earned in that year as described in more detail below. We wanted to personally inform you of this development and the actions we are taking to address it.

Based on a review and reconciliation of our worldwide income tax liabilities, we identified  tax accounting errors that overstated our income tax provision (expense) by $13 million for the year ended January 31, 2003 (Fiscal Year 2003).  We will be restating our Fiscal Year 2003 financial statements to correct these errors.  The restatement will increase net income in that year from $246 million to $259 million.  We will also restate all subsequent balance sheets to correct for these errors.  Fiscal Year 2003 revenues of $5.9 billion and operating income of $499 million  are unaffected.

Our review and reconciliation also identified $3 million of additional tax accounting errors in years other than Fiscal Year 2003. These errors were not material, individually or in the aggregate, with respect to the years in which they occurred. They will be corrected in the current reporting quarter ended July 31, 2004, which will increase net income by $3 million.

As a result of the effort needed to address these errors and prepare the restated financial statements, the Company will obtain additional time in which to file its Form 10-Q for the quarter ended July 31, 2004.  The Company intends to file this Form 10-Q with the SEC on September 20, 2004, or as soon thereafter as practicable, rather than the original due date of September 14, 2004. In addition, the Company intends to file an amended Form 10-K for the Fiscal Year ended January 31, 2004 (which contains the restated Fiscal Year 2003 financial statements), an amended Form 10-Q for the quarter ended October 31, 2003, and an amended Form 10-Q for the quarter ended April 30, 2004, all of which also contain restated financial statements.

Factors contributing to these errors include an inadequate review and reconciliation process over the tax accounts, inappropriate definition of roles and responsibilities, and an inadequate tax account structure in our accounting records. These problems indicate a material weakness in our internal control over financial reporting.

We have undertaken the following actions to address this situation:

•      We are redesigning our processes for tax account review and reconciliation, and have implemented a requirement that all tax accounting analyses and closing entries be reviewed and approved by the appropriate levels of management.

•      We are restructuring roles and responsibilities to clarify responsibility and accountability over the tax accounting process.

•      We are establishing additional income tax accounts in our accounting records to aid in the control and reconciliation process.

•      We will schedule more frequent and comprehensive reviews of our tax accounts by our internal audit department.

We deeply regret that these errors occurred and are taking the necessary actions to substantially strengthen our internal control over financial reporting, instill a stronger culture of discipline and significantly reduce the risk that such errors could recur.

Sincerely,

Kenneth C. Dahlberg	Thomas E. Darcy
Chief Executive Officer and Chairman of the Board	Corporate Executive Vice President and Chief Financial Officer